Exhibit 15.2

Consent of DaHui Lawyers

[Letterhead of DaHui Lawyers]

April 25, 2013

eLong, Inc.

Block B, Xingke Plaza Building

10 Middle Jiuxianqiao Road

Chaoyang District, Beijing 100015

People’s Republic of China

Dear Sirs:

We consent to the reference to our firm under the heading “Risk Factors” in “Item 3: Key Information” and “Agreements with Our Consolidated Affiliated Entities” in “Item 7: Major Shareholders and Related Party Transactions” in eLong, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2012, which will be filed with the Securities and Exchange Commission in the month of April 2013.

Yours faithfully,

/s/ DaHui Lawyers